KIRKPATRICK & LOCKHART

1800 MASSACHUSETTS AVENUE, NW
2ND FLOOR
WASHINGTON, D.C. 20036-1800
November 19, 1998
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attention: Michael Shaffer
 Room 10125, Mail Stop 10-6
Re: Fidelity Systematic Investment Plans:
 Destiny Plans I and Destiny Plans II (the funds)
 File Nos. 2-34100
 Post-Effective Amendment No. 65
Dear Mr. Shaffer:
 We serve as special counsel to the above-referenced funds with respect to certain matters which arise from time to time under the federal securities laws. In that capacity, we have reviewed a draft of the amendment to the funds' Registration Statement on Form S-6 which accompanies this letter ("Amendment"). The Amendment was prepared and finalized by Fidelity Management & Research Company ("FMR"), the funds' investment adviser, which has represented to us that no significant changes have been made between the version reviewed by us and the version being filed electronically. The Amendment is being filed for the purpose of bringing the financial statements and other information up to date, and in conjunction therewith, making certain other changes in the disclosures contained in the funds' most recent post-effective amendment. Pursuant to paragraph (b)(4) of Rule 485, we represent that, to the best of our knowledge based upon our review of the draft Amendment, the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).
Sincerely,
/s/Kirkpatrick & Lockhart LLP
Kirkpatrick & Lockhart LLP